     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1997

                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        GENERAL GROWTH PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                        42-1283895
              (State or other jurisdiction of                                         (I.R.S. Employer
              incorporation or organization)                                        Identification No.)

                      55 WEST MONROE STREET -- SUITE 3100
                            CHICAGO, ILLINOIS 60603
                                 (312) 551-5000
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                             MR. MATTHEW BUCKSBAUM
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                        GENERAL GROWTH PROPERTIES, INC.
                      55 WEST MONROE STREET -- SUITE 3100
                            CHICAGO, ILLINOIS 60603
                                 (312) 551-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                with copies to:
                          MARSHALL E. EISENBERG, ESQ.
                            NEAL, GERBER & EISENBERG
                            TWO NORTH LASALLE STREET
                            CHICAGO, ILLINOIS 60602
                                 (312) 269-8000
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the Registration Statement becomes effective.
                            ------------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                      PROPOSED            PROPOSED
                                                                       MAXIMUM             MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO        OFFERING PRICE         AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED       PER SHARE(1)      OFFERING PRICE(1)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share......       772,936             $31.19            $24,107,874           $7,305
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on March 5, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MARCH 7, 1997

PROSPECTUS

                                 772,936 SHARES

                        GENERAL GROWTH PROPERTIES, INC.
                                  COMMON STOCK
                           (PAR VALUE $.10 PER SHARE)

     This Prospectus relates to the possible issuance by General Growth Properties, Inc., a Delaware corporation (the "Company"), of up to 772,936 shares (the "Redemption Shares") of common stock, par value $.10 per share (the "Common Stock"), of the Company if and to the extent that the holders of up to 772,936 limited partnership units (the "Units") in GGP Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), of which the Company is the sole general partner, tender such Units for redemption. The Company currently owns a 62.9% interest in the Operating Partnership. Such Units were issued in connection with the July 1995 transaction pursuant to which the owners of the real and personal property comprising the Piedmont Mall in Danville, Virginia contributed such property to the Operating Partnership in exchange for Units, cash and the Operating Partnership's assumption of certain liabilities of such contributors (the "Piedmont Transaction"). In connection with the Piedmont Transaction, the Company, the Operating Partnership and such contributors entered into the Redemption Rights Agreement, dated July 13, 1995 (the "Redemption Rights Agreement"), which sets forth the terms and conditions under which the Units received by the contributors may be redeemed for cash, or, at the election of the Company, in its sole and absolute discretion, Redemption Shares. The Company has registered the Redemption Shares, as required under the terms of the Redemption Rights Agreement, to provide the holders of the Redemption Shares with freely tradeable securities, but the registration of such shares does not necessarily mean that any of such shares will be issued by the Company or offered or sold by the holders thereof.

     The Company will not receive any cash proceeds from the issuance of the Redemption Shares to holders of Units tendered for redemption; however, it will acquire Units in the Operating Partnership in exchange for Redemption Shares that the Company may issue to holders of Units pursuant to this Prospectus. With each such acquisition, the Company's interest in the Operating Partnership will increase.

     The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "GGP". The last reported sale price of the Common Stock on the NYSE on March 5, 1997 was 31 1/4 per share.

     The Redemption Shares are subject to certain restrictions on ownership designed to preserve the Company's status as a real estate investment trust ("REIT") for Federal income tax purposes. See "Description of Common Stock."

 SEE "REDEMPTION OF UNITS -- TAX CONSEQUENCES OF REDEMPTION" AND "-- POTENTIAL
  CHANGE IN INVESTMENT UPON REDEMPTION OF UNITS" BEGINNING ON PAGE 10 OF THIS
    PROSPECTUS FOR A DISCUSSION OF CERTAIN POTENTIALLY MATERIAL CONSEQUENCES
                     ASSOCIATED WITH A REDEMPTION OF UNITS.

                           -------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

              THE DATE OF THIS PROSPECTUS IS  ___________ , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the NYSE and such reports, proxy statements and other information also can be inspected at the offices of the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Act, with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Room of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Company 10-K");

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

          3. Current Report on Form 8-K dated January 3, 1996;

          4. Current Report on Form 8-K dated January 5, 1996;

          5. Current Report on Form 8-K/A dated March 5, 1996;

          6. Current Report on Form 8-K dated July 16, 1996;

          7. Current Report on Form 8-K dated July 17, 1996;

          8. Current Report on Form 8-K dated December 19, 1996;

          9. Current Report on Form 8-K dated January 16, 1997;

          10. Current Report on Form 8-K/A dated February 18, 1997;

          11. The portions of the Company's Proxy Statement for its 1996 Annual Meeting of Stockholders that have been incorporated by reference into the Company's 10-K; and

          12. The description of the Company's Common Stock which is contained in the Registration Statement on Form 8-A filed by the Company with the Commission on January 12, 1993, pursuant to Section 12(b) of the Exchange Act.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Requests for such information should be directed to General Growth Properties, Inc., 55 West Monroe Street -- Suite 3100, Chicago, Illinois 60603, Attention: Director of Investor Relations, Telephone (312) 551-5000.

                                  THE COMPANY

     The Company is a self-managed real estate investment trust which, through its general partnership interest in the Operating Partnership, owns, operates, acquires and develops enclosed mall shopping centers located throughout the United States. The Company and the Operating Partnership together own 100% of 30 enclosed mall shopping centers and 50% of one enclosed mall shopping center containing an aggregate of approximately 21 million square feet of gross retail space, including anchors, freestanding stores and mall tenant areas ("GLA"). On December 22, 1995, the Company, through the Operating Partnership's ownership of stock in GGP/Homart, Inc. acquired a 38.2% interest in substantially all of the regional mall assets and liabilities that were owned by Homart Development Co., an indirect wholly-owned subsidiary of Sears, Roebuck & Co. GGP/Homart, Inc. currently owns interests in 26 shopping centers which contain approximately 22.7 million square feet of GLA.

     In order to maintain its qualification as a real estate investment trust (a "REIT") for federal income tax purposes, the Company is required to distribute at least 95% of its taxable income each year.

     The Company is incorporated under the laws of the State of Delaware. Its principal executive offices are located at 55 West Monroe Street -- Suite 3100, Chicago, Illinois 60603, and its telephone number is (312) 551-5000.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Redemption Shares to holders of Units tendered for redemption; however, the Company will acquire Units from such holders and thereby increase its interest in the Operating Partnership.

                                 CAPITAL STOCK

     The authorized capital stock of the Company consists of 70,000,000 shares of Common Stock, par value $.10 per share, and 5,000,000 shares of Preferred Stock, par value $100 per share. The following summary description of the capital stock of the Company does not purport to be complete and is qualified by reference to the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), and the certificate of designation which will be filed with the Commission in connection with any offering of Preferred Stock.

     As of February 15, 1997, 30,789,185 shares of the Company's Common Stock were issued and outstanding and none of the Company's Preferred Stock was issued and outstanding. The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. The Company's Common Stock is listed on the NYSE under the symbol "GGP".

                          DESCRIPTION OF COMMON STOCK

     The holders of the Company's Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock establishing the designation, powers, preferences and rights of such series and the qualifications, limitations and restrictions thereof, the holders of such shares exclusively possess all voting power. The Certificate does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock offered hereby, upon issuance to holders of Units tendered for redemption, will be fully paid and nonassessable and the holders thereof will not have preemptive rights.

RESTRICTIONS ON TRANSFER

     For the Company to remain qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding Common Stock and Preferred Stock (collectively, the "Capital Stock") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the Capital Stock must be beneficially owned (without regard to any rules of attribution of ownership) by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities. Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Certificate limits the number of shares of Capital Stock that may be owned by any stockholder (subject to certain exceptions) (the "Ownership Limit").

     The Ownership Limit provides that, subject to certain exceptions specified in the Certificate, no stockholder (other than Martin Bucksbaum, Matthew Bucksbaum, their families and related trusts (collectively, the "Bucksbaums") and the International Business Machines Retirement Plan (the "IBM Retirement Plan")) may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit was originally set at 6.5% of the outstanding Capital Stock, and was increased to 7.5% of the value of the outstanding Capital Stock as a result of legislation passed in 1993. The Board of Directors is authorized to further increase the Ownership Limit to not more than 9.8%. The Bucksbaums and the IBM Retirement Plan are each permitted by the Certificate to exceed the Ownership Limit and each of them currently exceeds such limit and may continue to do so. The Ownership Limit provides that the Bucksbaums may acquire additional shares pursuant to certain rights granted to them in connection with the Company's initial public offering or from other sources so long as the acquisition does not result in the five largest beneficial owners of Capital Stock holding more than 50% of the outstanding Capital Stock. The Ownership Limit restricts the IBM Retirement Plan from acquiring additional shares of Capital Stock so long as it exceeds the Ownership Limit, except through stock splits or other pro rata transactions that do not increase its percentage interest in the Company. The Board of Directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The Ownership Limit will not apply if the Board of Directors and the holders of Capital Stock determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. If shares of Common Stock in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

     The Certificate further provides that upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) Capital Stock in excess of the applicable Ownership Limit ("Excess Shares"), such person (a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by the Company to serve as trustee (the "Trustee") of a trust for the exclusive benefit of a charitable beneficiary (the "Beneficiary") to be designated by the Company within five (5) days after the discovery of the transaction which created the Excess Shares. The Trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire all of the shares held by the Trust. The Permitted Transferee must pay the Trustee an amount equal to the fair market value (determined at the time of transfer to the Permitted Transferee) for the Excess Shares. The Trustee shall pay to the Prohibited Owner the lesser of: a) the value of the shares at the time they became Excess Shares and b) the price received by the Trustee from the sale of the Excess Shares to the Permitted Transferee. The excess of: a) the sale proceeds from the transfer to the Permitted Transferee over b) the amount paid to the Prohibited Owner, if any, in addition to any dividends paid with respect to the Excess Shares will be distributed to the Beneficiary.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Certificate. Amendments to the Certificate require the affirmative vote of holders owning a majority of the outstanding Capital Stock. In addition to preserving the Company's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of the Company without the approval of the Board of Directors.

     All certificates representing Capital Stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 7.5% of the outstanding Capital Stock must file an affidavit with the Company containing the information specified in the Certificate within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. United States Treasury Regulations (the "Regulations") currently require that the Company annually request written statements requesting information as to the actual ownership of the Capital Stock from each record holder of more than 1% of the Company's outstanding Capital Stock. Depending upon the number of record holders of the Capital Stock, the reporting threshold required by the Regulations can fall as low as .5%. Record holders that fail to submit a written statement in response to the request required by the Regulations are required to attach to their federal income tax returns specified information regarding the actual ownership of shares of Capital Stock of which they are the record holder.

LIMITATION OF LIABILITY OF DIRECTORS

     The Certificate provides that a director will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of
Section 174 of the Delaware General Corporation Law ("DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

     While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors' and officers' liability insurance. Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Company's Certificate and Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by stockholders to eliminate the rights it provides.

DELAWARE ANTI-TAKEOVER STATUTE

     The Company is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the Company's outstanding voting stock not owned by the interested stockholder.

     Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

                              DESCRIPTION OF UNITS

     The following summary description of Units is qualified by reference to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Amended and Restated Agreement"), as amended (the "Partnership Agreement"), and the Rights Agreement (as hereinafter defined). The Amended and Restated Agreement and the Rights Agreement have been filed as Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, the amendments to the Amended and Restated Agreement have been filed as Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and the foregoing are incorporated herein by reference.

MANAGEMENT AND OPERATIONS

     The Operating Partnership is a Delaware limited partnership which is, pursuant to the Partnership Agreement, required to be operated in a manner that will enable the Company to continue to satisfy the requirements for being classified as a REIT and to avoid any Federal income tax liability. The Partnership Agreement provides that the net operating cash revenues of the Operating Partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the Company, in its capacity as the sole general partner of the Operating Partnership (but not less frequently than quarterly), pro rata in accordance with the partners' percentage interests.

     Generally, pursuant to the Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, has exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the holders of Units (the "Limited Partners") have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. However, certain decisions, including those to amend the Partnership Agreement (other than in connection with the admission of additional Limited Partners) or terminate the Partnership Agreement, to make a general assignment for the benefit of creditors, to take title to any property other than in the name of the Operating Partnership or a subsidiary partnership, to institute any proceeding for bankruptcy or to be dissolved would require the consent of a majority in interest of the Limited Partners. In addition, without the written consent of a Limited Partner, the Partnership Agreement may not be amended to materially adversely affect such Limited Partner's rights to distributions or allocations except in connection with the admission of additional Limited Partners or unless such amendment affects the existing Limited Partners who are Bucksbaums (as hereinafter defined) in the same manner on a Unit-for-Unit basis.

TRANSFERABILITY OF INTERESTS

     The Partnership Agreement provides that the Company may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the consent of a majority in interest of the Limited Partners. Such Limited Partners may transfer their interests in the Operating Partnership to a transferee, provided that such transferee assumes all obligations of the transferor Limited Partner and provided further that such transfer does not cause a termination of the Operating Partnership for Federal income tax purposes, does not cause the Company to cease to comply with requirements under the Code for qualification as a REIT and satisfies certain other general requirements specified in the Partnership Agreement.

BUCKSBAUM RIGHTS

     Pursuant to the terms of the Rights Agreement, dated as of July 27, 1993 (the "Rights Agreement"), the Bucksbaums currently hold certain rights (the "Bucksbaum Rights") granted to them in connection with the Company's initial public offering, which enable them to convert a portion of their interest in the Operating Partnership into shares of Common Stock (the "Exchange Component") and to sell the remainder of their partnership interest to the Company (the "Sale Component"). The Exchange Component enables the Bucksbaums to exchange their partnership interest in the Operating Partnership for shares of Common Stock until they own up to 25% of the outstanding Common Stock. The Sale Component enables the Bucksbaums to sell all or a portion of their remaining interests in the Operating Partnership to the Company for cash or Common Stock, or a combination thereof, at the Company's election. The Sale Component can only be exercised if the Bucksbaums already own 25% or more of the outstanding Common Stock.

     The Bucksbaum Rights may be exercised by the Bucksbaums from time to time (although only once during any calendar year), in whole or in part, subject to the limitations that in any calendar year the Sale Component may be exercised only with respect to one-fourth of the percentage interests in the Partnership held by the Bucksbaums immediately after the Conversion Component is fully exercised.

     The Bucksbaum Rights expire on April 16, 2023 if not exercised prior to that date.

CAPITAL CONTRIBUTIONS

     The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowings or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. As an alternative to borrowing funds required by the Operating Partnership and after having used reasonable efforts to borrow such funds, the Company may contribute the amount of such required funds as an additional capital contribution to the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, the Company's partnership interest in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the partnership interests of the Limited Partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company.

TAX MATTERS

     Pursuant to the Partnership Agreement, the Company is the tax matters partner of the Operating Partnership and, as such, has authority to make tax elections under the Code on behalf of the Operating Partnership.

     The net income or net loss of the Operating Partnership will generally be allocated to the Company and the Limited Partners in accordance with their percentage interests, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the regulations promulgated thereunder.

DUTIES AND CONFLICTS

     The Partnership Agreement provides that all business activities of the Company, including all activities pertaining to the acquisition and operation of shopping center properties, must be conducted through the Operating Partnership (excluding direct interests of up to 1% in subsidiary partnerships of the Operating Partnership that are owned by the Company or subsidiaries thereof). The Partnership Agreement prohibits the Company from borrowing for the purpose of making a distribution to stockholders except if it arranges such borrowing through the Operating Partnership.

     Pursuant to the Partnership Agreement, the Bucksbaums cannot acquire interests in shopping center properties or vacant land suitable for development as a shopping center for a specified period of time. The Partnership Agreement permits the Bucksbaums to own less than 5% of any publicly traded entity which invests in retail malls, provided that neither Matthew Bucksbaum nor John Bucksbaum is actively involved in the management of such entity by virtue of any such investment.

TERM

     The Operating Partnership will continue in full force and effect until December 31, 2050, or until sooner dissolved upon the withdrawal, bankruptcy, dissolution or termination of the Company (unless a majority in interest of the Limited Partners elect to continue the Operating Partnership), the election of the Company and a majority in interest of the Limited Partners, or the sale or other disposition of all or substantially all the assets of the Operating Partnership.

                              REDEMPTION OF UNITS

GENERAL

     Each Limited Partner who is a party to the Redemption Rights Agreement or a permitted assignee thereunder may, subject to certain limitations, require that the Operating Partnership redeem such Limited Partner's Units, by delivering a notice to the Operating Partnership. Such rights are described in the Redemption Rights Agreement which was executed and delivered in connection with the Piedmont Transaction. The summary of the terms of the Redemption Rights Agreement set forth below does not purport to be complete and is subject to and qualified by reference to the Redemption Rights Agreement. Subject to the rights of the Company described in the next paragraph, upon redemption, such Limited Partner will receive, with respect to each Unit tendered, cash in an amount equal to the market value of one share of Common Stock of the Company (subject to certain anti-dilution adjustments). The market value of the Common Stock for this purpose will be equal to the average of the closing trading price of the Company's Common Stock on the NYSE (or substitute information, if no such closing price is available) for the five consecutive trading days ending on the date on which a redemption notice is received by the Operating Partnership (or, if such date is not a business day, the first business day thereafter).

     In lieu of the Operating Partnership redeeming Units tendered for redemption, the Company, as the sole general partner of the Operating Partnership, has the right, in its sole and absolute discretion, to elect to assume directly and satisfy the redemption right of a Limited Partner by paying to the redeeming Limited Partner, with respect to each Unit tendered, either (a) the cash amount described in the preceding paragraph or (b) one share of Common Stock of the Company (subject to certain anti-dilution adjustments). The Company anticipates that it generally will elect to assume directly and satisfy any redemption right exercised by such a Limited Partner through the issuance of shares of Common Stock (the Redemption Shares) pursuant to this Prospectus, whereupon the Company will acquire the Units being redeemed and will become the owner of such Units. However, there can be no assurance that the Company will make such election in any particular case. With each exchange of Units for shares of Common Stock or cash, the Company's ownership interest in the Operating Partnership will increase. Such an acquisition by the Company will be treated as a sale by the redeeming Limited Partner of such Units to the Company for Federal income tax purposes. See "--Tax Consequences of Redemption" below. Upon redemption, such Limited Partner's right to receive distributions with respect to the Units redeemed will cease (but if such right is exchanged for Redemption Shares, the Limited Partner will have rights as a stockholder of the Company from the time of its acquisition of the Redemption Shares), and if all of its Units are redeemed, such Limited Partner will have withdrawn as a partner of the Operating Partnership and will no longer be a party to the Partnership Agreement.

     Each such Limited Partner must notify the Operating Partnership of such Limited Partner's desire to require the Operating Partnership to redeem Units by sending a notice in accordance with the terms of the Redemption Rights Agreement. A Limited Partner must request the redemption of at least 1000 Units (or all of the Units held by such holder, if such Limited Partner owns fewer than 1000 Units). The redemption will occur within 30 days following the Operating Partnership's receipt of the notice and related documentation required by the Redemption Rights Agreement, except that no redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of the Certificate designed to protect the Company's qualification as a REIT.

TAX CONSEQUENCES OF REDEMPTION

     The following discussion summarizes certain Federal income tax considerations that may be relevant to a Limited Partner who exercises such Limited Partner's right to require the redemption of such Limited Partner's Units in accordance with the terms of the Redemption Rights Agreement. (The right of a Limited Partner to require the redemption of Units in accordance with the terms of the Redemption Rights Agreement is referred to as the "Redemption Right.") Because the specific tax consequences to a Limited Partner exercising such Limited Partner's Redemption Right will depend upon the specific circumstances of that Limited Partner, each Limited Partner considering exercising the Redemption Right is strongly urged to consult such Limited Partner's own tax advisor regarding the specific Federal, state, and local tax consequences to such Limited Partner of the exercise of the Redemption Right.

TAX TREATMENT OF REDEMPTION OF UNITS

     THE EXERCISE BY A LIMITED PARTNER OF SUCH LIMITED PARTNER'S RIGHT TO REQUIRE THE REDEMPTION OF SUCH LIMITED PARTNER'S UNITS PURSUANT TO THE REDEMPTION RIGHTS AGREEMENT WILL BE TREATED FOR FEDERAL INCOME TAX PURPOSES AS A SALE OF THE UNITS BY THE LIMITED PARTNER. SUCH A SALE WILL BE FULLY TAXABLE TO THE REDEEMING LIMITED PARTNER. It is possible that the amount of gain recognized (or even the tax liability resulting from such gain) could exceed the amount of cash or the value of other property (i.e., Redemption Shares) received upon such disposition. In addition, the ability of a Limited Partner to sell a substantial number of Redemption Shares in order to raise cash to pay tax liabilities associated with redemption of Units may be limited as a result of fluctuations in the market price for the Common Stock, and the price the Limited Partner receives for such shares may not equal the value of such Limited Partner's Units at the time of redemption.

     If the Company assumes and performs the redemption obligation, the Redemption Rights Agreement provides that the redemption will be treated by the Company, the Operating Partnership and the redeeming Limited Partner as a sale of Units by such Limited Partner to the Company at the time of such redemption. In that event, such sale will be fully taxable to the redeeming Limited Partner and such redeeming Limited Partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Common Stock received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

     If the Company does not elect to assume the obligation to redeem a Limited Partner's Units, the Operating Partnership will redeem such Units for cash. If the Operating Partnership redeems Units for cash that the Company contributes to the Operating Partnership to effect such redemption, the redemption likely would be treated for tax purposes as a sale of such Units to the Company in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming Limited Partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

     If, instead, the Operating Partnership chooses to redeem a Limited Partner's Units for cash that is not contributed by the Company to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Operating Partnership redeems less than all of a Limited Partner's Units, the Limited Partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of Operating Partnership nonrecourse liabilities allocable to the redeemed Units, exceeded the Limited Partner's adjusted basis in all of such Limited Partner's Units immediately before the redemption.

TAX TREATMENT OF DISPOSITION OF UNITS BY LIMITED PARTNERS GENERALLY

     If a Unit is redeemed in a manner that is treated as a sale of the Unit, or a Limited Partner otherwise disposes of a Unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in such Unit. See "Basis of Units" below. Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (i.e., Redemption Shares) received plus the portion of the Operating Partnership's nonrecourse liabilities allocable to the Unit sold. To the extent that the amount of cash or property received plus the allocable share of the Operating Partnership's nonrecourse liabilities exceeds the Limited Partner's basis for the Unit disposed of, such Limited Partner will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the amount of cash and the value of any other property (i.e., Redemption Shares) received upon such disposition.

     Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a Unit attributable to a Limited Partner's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

BASIS OF UNITS

     In general, a Limited Partner who was deemed at the time of the Piedmont Transaction to have received its Units upon liquidation of a partnership had an initial tax basis in its Units ("Initial Basis") equal to its basis in its partnership interest at the time of such liquidation. Similarly, in general, a Limited Partner who at the time of the Piedmont Transaction contributed a partnership interest in exchange for its Units had an Initial Basis in the Units equal to its basis in the contributed partnership interest. A Limited Partner's Initial Basis in its Units generally is increased by (a) such Limited Partner's share of Operating Partnership taxable income and (b) increases in its share of liabilities of the Operating Partnership (including any increase in its share of liabilities occurring in connection with the Piedmont Transaction). Generally, such Limited Partner's basis in its Units is decreased (but not below zero) by
(i) its share of Operating Partnership distributions, (ii) decreases in its share of liabilities of the Operating Partnership (including any decrease in its share of liabilities occurring in connection with the Piedmont Transaction),
(iii) its share of losses of the Operating Partnership, and (iv) its share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

POTENTIAL APPLICATION OF THE DISGUISED SALE REGULATIONS TO A REDEMPTION OF UNITS

     There is a possibility that a redemption of Units issued in the Piedmont Transaction might cause the original transfer of property to the Operating Partnership in exchange for Units in connection with the Piedmont Transaction to be treated as a "disguised sale" of property. The Code and the Treasury Regulations thereunder (the "Disguised Sale Regulations") generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. The Disguised Sale Regulations also provide, however, that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. There can be no assurance that the Internal Revenue Service ("IRS") might not seek to contend that the Disguised Sale Regulations apply here. The IRS could contend that the Piedmont Transaction itself was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment sale reporting under Section 453 of the Code, subject to certain limitations.

POTENTIAL CHANGE IN INVESTMENT UPON REDEMPTION OF UNITS

     If a Limited Partner exercises the right to require the redemption of such Limited Partner's Units pursuant to the Redemption Rights Agreement, such Limited Partner may receive cash or Redemption Shares in exchange for such Units. If a Limited Partner receives cash, the Limited Partner will no longer have any interest in the Company and will not benefit from any subsequent increases in the share price of the Common Stock and will not receive any future distributions from the Company (unless the Limited Partner currently owns or acquires in the future additional shares of Common Stock or Units). If a Limited Partner receives Redemption Shares, the Limited Partner will become a stockholder of the Company rather than a holder of Units in the Operating Partnership. ALTHOUGH THE NATURE OF AN INVESTMENT IN SHARES OF COMMON STOCK IS SUBSTANTIALLY EQUIVALENT ECONOMICALLY TO AN INVESTMENT IN UNITS IN THE OPERATING PARTNERSHIP, THERE ARE SOME DIFFERENCES BETWEEN OWNERSHIP OF UNITS AND OWNERSHIP OF COMMON STOCK RELATING TO, AMONG OTHER THINGS, FORM OF ORGANIZATION, PERMITTED INVESTMENTS, POLICIES AND RESTRICTIONS, MANAGEMENT STRUCTURE, COMPENSATION AND FEES, INVESTOR RIGHTS AND FEDERAL INCOME TAXATION, SOME OF WHICH MAY BE MATERIAL TO INVESTORS.

REGISTRATION OF SHARES

     The Company has registered the Redemption Shares under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to its registration obligations under the Redemption Rights Agreement. Under the Redemption Rights Agreement, the Company is required to prepare and file with the Commission such amendments and supplements to the registration statement pursuant to which the Redemption Shares are registered under the Securities Act, and the prospectus used in connection therewith, as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act. See "Plan of Distribution."

     Pursuant to the Redemption Rights Agreement, the Company has agreed to pay all expenses of effecting the above-described registration of the Redemption Shares under the Securities Act prior to July 13, 2001. The Limited Partners who are parties to the Redemption Rights Agreement have agreed severally, in proportion to the number of Units held by them at such time in relation to the total number of shares of Common Stock covered by such a registration statement, to reimburse the Company for registration expenses which are incurred thereafter.

     If the Company does not maintain the above-described registration statement in accordance with the terms of the Redemption Rights Agreement, the Company shall have no right to deliver shares of Common

Stock (i.e., Redemption Shares) in consideration for tendered Units during the time when such registration statement is not so effective.

          COMPARISON OF OWNERSHIP OF UNITS AND SHARES OF COMMON STOCK

     Although the nature of an investment in shares of Common Stock of the Company is substantially equivalent economically to an investment in Units in the Operating Partnership, there are some differences between ownership of Units and ownership of shares of Common Stock, some of which may be material to investors.

     The information below highlights a number of the significant differences between the Operating Partnership and the Company and compares certain legal rights associated with the ownership of Units and Common Stock. These comparisons are intended to assist Limited Partners of the Operating Partnership in understanding how their investment will be changed if their Units are redeemed for Common Stock. THIS DISCUSSION IS SUMMARY IN NATURE AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS AND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.

FORM OF ORGANIZATION AND ASSETS OWNED

     The Operating Partnership is organized as a Delaware limited partnership. The Company is a Delaware corporation. The Company has elected to be taxed as a REIT under the Code, and intends to maintain its qualification as a REIT.

LENGTH OF INVESTMENT

     The Operating Partnership has a stated termination date of December 31, 2050, although it may be terminated earlier under certain circumstances. The Company has a perpetual term and intends to continue its operations for an indefinite time period.

ADDITIONAL EQUITY

     The Operating Partnership is authorized to issue additional Units from time to time, as determined by the Company as its general partner, in exchange for contributions of cash or property to the Operating Partnership. The Operating Partnership may issue additional Units to the Company, as long as such interests are issued in connection with a comparable issuance of shares of capital stock of the Company and proceeds raised in connection with the issuance of such shares are contributed to the Operating Partnership.

     The Board of Directors of the Company may issue, in its discretion, additional equity securities consisting of Common Stock or Preferred Stock; provided, that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in the Certificate. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by the Company will be contributed to the Operating Partnership in exchange for Units in the Operating Partnership.

MANAGEMENT AND CONTROL

     Generally, pursuant to the Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, has exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the Limited Partners have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. However, certain decisions, including those to amend the Partnership Agreement (other than in connection with the admission of additional Limited Partners) or terminate the Partnership Agreement, to make a general assignment for the benefit of creditors, to take title to any property other than in the name of the Operating Partnership or a subsidiary partnership, to institute any proceeding for bankruptcy or to be dissolved would require the consent of a majority in interest of the Limited Partners. In addition, without the written consent of a Limited Partner, the Partnership Agreement may not be amended to materially adversely affect such Limited Partner's rights to distributions or allocations except in connection with the admission of additional Limited Partners or unless such amendment affects the existing Limited Partners who are Bucksbaums in the same manner on a Unit-for-Unit basis.

     The Board of Directors of the Company has exclusive control over the Company's business and affairs subject only to the restrictions in the Certificate and Bylaws and the Partnership Agreement. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the Board of Directors may be altered or eliminated without a vote of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the ordinary business policies of the Company. The Board of Directors cannot change the Company's policy of maintaining its status as a REIT, however, without the approval of holders of a majority of the outstanding shares of capital stock entitled to vote on such matter.

FIDUCIARY DUTIES

     Under Delaware law, the general partner of the Operating Partnership is accountable to the Operating Partnership as a fiduciary and, consequently, is required to exercise good faith in all of its dealings with respect to partnership affairs. The Partnership Agreement provides, however, that the general partner is not liable for monetary damages for losses sustained or liabilities incurred as a result of the general partner's acts or omissions, provided that the general partner has acted in good faith and in the belief that any such act or omission was in the best interests of the Operating Partnership and, provided further, that the general partner was not guilty of fraud, misconduct or gross negligence.

     Under Delaware law, the Company's directors must perform their duties in good faith, in a manner that they reasonably believe to be in the best interests of the Company and with the care of an ordinarily prudent person in a like position. Directors of the Company who act in such a manner generally will not be liable to the Company or its stockholders for monetary damages arising from their activities.

MANAGEMENT LIABILITY AND INDEMNIFICATION

     As a matter of Delaware law, the general partner has liability for the payment of the obligations and debts of the Operating Partnership unless limitations upon such liability are stated in the document or instrument evidencing the obligation. Under the Partnership Agreement, the Operating Partnership has agreed to indemnify the general partner and its "affiliates," as defined in the Partnership Agreement, and any individual acting on their behalf, from and against all losses, damages, claims or liabilities, including, but not limited to, reasonable attorneys' fees and expenses, incurred in connection with any actions relating to the operations of the Operating Partnership in which the general partner, its affiliates, or any individual acting on their behalf is involved, to the fullest extent permitted by Delaware law (including any procedures set forth therein regarding advancement of expenses to such indemnified party).

     The Certificate provides that a director of the Company will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover officers and directors under the Company's directors' and officers' liability insurance. Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Company's Certificate and Bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by stockholders to eliminate the rights it provides.

ANTITAKEOVER PROVISIONS

     Except in limited circumstances, the general partner of the Operating Partnership has exclusive management power over the business and affairs of the Operating Partnership. The general partner may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership, without the consent of a majority in interest of the Limited Partners, and other than as expressly provided in the Partnership Agreement, no Limited Partner may withdraw from the Operating Partnership without the prior written consent of the general partner.

     The Certificate and Bylaws of the Company contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management. These provisions include, among others: (1) a staggered Board of Directors; (2) authorized capital stock that may be issued as Preferred Stock in the discretion of the Board of Directors, with superior voting rights to the Common Stock; (3) a requirement that directors may be removed only for cause and only by a vote of holders of at least 75% of the outstanding Common Stock; and (4) provisions designed to avoid concentration of share ownership in a manner that would jeopardize the Company's status as a REIT under the Code. In addition, the Company is subject to Section 203 of the DGCL which provides that, subject to certain exceptions, no Delaware corporation may engage in any "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder unless prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

VOTING RIGHTS

     Under the Partnership Agreement, the Limited Partners have voting rights only with respect to certain limited matters, including dissolution of the Operating Partnership, amendments to the Partnership Agreement (other than to reflect the admission of additional Limited Partners), making a general assignment for the benefit of creditors, taking title to any personal or real property other than in the name of the Operating Partnership or a subsidiary partnership, and instituting any proceeding for bankruptcy on behalf of the Operating Partnership. All matters submitted to a vote of Limited Partners require the affirmative vote of a majority in interest of the Limited Partners. Otherwise, all decisions relating to the operation and management of the Operating Partnership are made by the Company, as general partner.

     The Company is managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. One class of directors is elected by the stockholders at each annual meeting of the Company. Delaware law requires that certain major corporate transactions, including most amendments to a corporation's certificate of incorporation, may not be consummated without the approval of stockholders. All shares of Common Stock have one vote, and the Company's Certificate permits the Board of Directors to classify and issue Preferred Stock in one or more series having voting power which may differ from that of the Common Stock.

AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE CERTIFICATE OF INCORPORATION

     The general partner of the Operating Partnership may not, without the written consent of a majority in interest of the Limited Partners, amend or modify the Partnership Agreement other than to reflect the admission of additional Limited Partners.

     Amendments to the Company's Certificate must be approved by a majority of the Board of Directors and by the vote of at least majority of the votes entitled to be cast at a meeting of stockholders.

VOTE REQUIRED TO DISSOLVE THE OPERATING PARTNERSHIP OR THE COMPANY

     The general partner of the Operating Partnership may elect to dissolve the Partnership upon making a written election to that effect with the written consent of a majority in interest of the Limited Partners.

     Under Delaware law, the Board of Directors must obtain approval of holders of at least a majority of the outstanding capital stock in order to dissolve the Company.

COMPENSATION, FEES AND DISTRIBUTIONS

     The general partner does not receive any compensation for its services as general partner of the Operating Partnership. As a partner in the Operating Partnership, however, the general partner has the right to receive allocations and distributions from the Operating Partnership, pro rata in accordance with its percentage interest in the Operating Partnership. In addition, the Operating Partnership reimburses the general partner for all expenses incurred relating to the ongoing operation of the Operating Partnership.

     The directors and officers of the Company receive compensation for their services.

LIABILITY OF INVESTORS

     Under the Partnership Agreement and applicable state law, the liability of the Limited Partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment the Operating Partnership.

     Under Delaware law, stockholders are not personally liable for the debts or obligations of the Company.

POTENTIAL DILUTION OF RIGHTS

     The general partner of the Operating Partnership is authorized to cause the Operating Partnership to issue additional Units from time to time in exchange for contributions of cash or property to the Operating Partnership.

     The Company's Board of Directors may issue, in its discretion, additional shares of Common Stock and has the authority to issue from the authorized Capital Stock a variety of other equity securities of the Company with such powers, preferences and rights as the Board of Directors may designate at the time of issuance. The issuance of additional shares of either Common Stock or other similar equity securities may result in the dilution of the interests of the stockholders.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                           TO HOLDERS OF COMMON STOCK

     This section is a summary of certain Federal income tax matters of general application pertaining to REITs and their stockholders under the Code. The discussion is based on current law and does not purport to deal with all aspects of Federal income taxation that may be relevant to investors subject to special treatment under Federal income tax laws, such as investors subject to the Employee Retirement Income Security Act of 1974, as amended, other tax exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation. Limited Partners who are considering exercising their redemption rights should consult, and must depend on, their own tax advisors regarding the Federal, state, local, foreign and other tax consequences of holding and disposing of the Redemption Shares.

     In the opinion of Neal, Gerber & Eisenberg, tax counsel to the Company, the Company has been organized and operated in a manner that has enabled it to qualify as a REIT under Sections 856 through 859 of the Code, and its proposed method of operation will enable it to continue to so qualify. No assurance can be given, however, that the Company will so qualify or continue to so qualify. The Company's ability to qualify as a REIT under the requirements of the Code and the regulations promulgated thereunder is dependent upon actual operating results.

     To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of ownership of its stock. First, its principal activities must be real estate related. Generally, at least 75% of the value of the total assets of the Company at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. The Company may not own more than 10% of the outstanding voting securities of any corporation; shares of qualified REITs and of certain wholly owned subsidiaries are exempt from this prohibition. Additionally, gross income from the sale or other disposition of stock and securities held for less than one year, the sale or other disposition of real property held for less than four years and from certain other sources must constitute less than 30% of the gross income for each taxable year of a REIT. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts, and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to residents except through an independent contractor which is paid an arms'-length fee and from which the REIT derives no income.

     For the Company to remain qualified as a REIT, no more than 50% in value of the outstanding Capital Stock including in some circumstances stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year. Accordingly, the Certificate of Incorporation of the Company, as amended, contains provisions restricting the acquisition of shares of Capital Stock. See "Description of Common Stock -- Restrictions on Transfer" in the accompanying Prospectus.

     So long as the Company qualifies for taxation as a REIT and distributes at least 95% of the sum of (a) its REIT taxable income (as computed without regard to net capital gains or the dividends-paid deduction) and (b) its net income (after tax) from foreclosure property for its taxable year to its stockholders annually, the Company itself will not be subject to Federal income tax on that portion of such income distributed to stockholders. The Company will be taxed at regular corporate rates on all income not distributed to stockholders. The Company's policy is to distribute at least 95% of the sum of its REIT taxable income and net income from foreclosure property. REITs may also incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

     In the case of a REIT which is a partner in a partnership, such as the Company, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn the income of the partnership attributable to such share. In addition, for purposes of satisfying the asset and income tests described above, the character of the gross income and assets in the hands of the partnership remains the same when allocated to the REIT. Accordingly, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities, and items of income of the Company for purposes of qualifying as a REIT.

     Failure of the Company to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon investors. If disqualified for taxation as a REIT for a taxable year, the Company would also be disqualified for taxation as a REIT for the next four taxable years, unless the failure was due to reasonable cause rather than willful neglect and certain other conditions are met. The Company would be subject to Federal income tax at corporate rates on all of its taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends would also be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify be determined to have occurred retroactively in an earlier tax year of the Company, the imposition of a substantial Federal income tax liability on the Company attributable to such nonqualifying tax years may adversely affect the Company's ability to pay dividends. In the event that the Company fails to meet certain income tests of the tax law, it may, generally, nonetheless retain its qualification as a REIT if it pays a 100% tax on the amount by which it failed to meet the income tests so long as its failure was due to reasonable cause and not willful neglect. Any such taxes would adversely affect the Company's ability to pay dividends.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     As long as the Company qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taxable to such stockholders as ordinary income. Corporate stockholders will not be entitled to the dividends-received deduction with respect to distributions by the Company. Distributions that are designated as capital gain dividends will be taxable to stockholders as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by the Company in excess of its current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares, but rather, will be a nontaxable reduction in a stockholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

     Any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholder on December 31, of such year, provided that the dividend is actually paid by the Company during January of the following calendar year.

     Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Capital Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Company and gain from the disposition of Capital Stock generally will be treated as investment income for purposes of the investment interest limitations. The Company will notify the stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain. In general, any gain or loss realized upon a taxable disposition of the Capital Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Capital Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Capital Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Capital Stock may be disallowed if other shares of the Capital Stock are purchased within 30 days before or after the disposition.

BACKUP WITHHOLDING

     The Company will report to its domestic stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders that fail to certify their non-foreign status to the Company. See "-- Taxation of Foreign Stockholders."

TAXATION OF PENSION TRUSTS

     One of the requirements for the Company to qualify as a REIT for Federal income tax purposes is that, during the last half of each taxable year, not more than 50% in value of the Company's Capital Stock can be owned by five or fewer individuals (as defined in the Code to include certain entities). For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares in the Company generally will be treated as owning such shares in proportion to their actuarial interests in the trust. In addition, amounts distributed by the Company to a tax-exempt pension trust generally do not constitute "unrelated business taxable income" ("UBTI") to such trust unless the trust owns more than ten percent of the Capital Stock, in which case a portion of such amounts distributed may be treated as UBTI.

TAXATION OF FOREIGN STOCKHOLDERS

     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in the Capital Stock, including any reporting requirements. It is currently anticipated that the Company will qualify as a "domestically controlled REIT" (i.e., a REIT in which at all times during a specified testing period less than 50% of the value of the stock is owned directly or indirectly by Non-U.S. Stockholders) and therefore gain from the sale of Capital Stock by a Non-U.S. Stockholder will not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Stockholder's United States trade or business.

     Distributions that are not attributable to gain from the sale or exchange by the Company of United States real property interests (and are not designated as capital gain dividends) will be treated as dividends taxed as ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as "effectively connected" with the Non-U.S. Stockholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). The Company expects to withhold United States income tax at the rate of 30% on the amount of any such dividends made to a Non- U.S. Stockholder unless: (1) a lower treaty rate applies and the Non-U.S. Stockholder files certain information evidencing its entitlement to such lower treaty rate, or (2) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the distribution is "effectively connected income". Distributions which exceed current and accumulated earnings and profits of the Company will not be taxable to the extent that they do not exceed the adjusted basis of a stockholder's shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they generally will give rise to United States tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on gain from the sale or disposition of his shares in the Company, as described above. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Distributions by the Company to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business.

Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Company will withhold 35% of any distribution to a Non-U.S. Stockholder that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability. A refund may be available if the amount exceeds the Non-U.S. Stockholder's FIRPTA tax liability.

                              PLAN OF DISTRIBUTION

     This Prospectus relates to the possible issuance by the Company of the Redemption Shares if, and to the extent that, holders of Units acquired pursuant to the Piedmont Transaction tender such Units for redemption in accordance with the terms of the Redemption Rights Agreement and the Company, in its sole and absolute discretion, elects to issue Redemption Shares in consideration for such Units. The Company has registered the Redemption Shares for sale to provide the holders thereof with freely tradeable securities, but registration of such shares does not necessarily mean that any of such shares will be issued by the Company or offered or sold by the holders thereof.

     The Company will not receive any cash proceeds from the issuance of the Redemption Shares to holders of Units tendered for redemption; however, it will acquire Units from such holders.

     The Company may from time to time issue up to 772,936 Redemption Shares upon the acquisition of Units tendered for redemption in accordance with the Redemption Rights Agreement. The Company will acquire one Unit (subject to certain anti-dilution adjustments) in exchange for each Redemption Share that the Company may issue to holders of Units pursuant to this Prospectus. Consequently, with each redemption by the Company, the Company's interest in the Operating Partnership will increase.

     The Redemption Shares will be listed on the NYSE, subject to official notice of issuance.

                                 LEGAL MATTERS

     The validity of the Redemption Shares offered hereby will be passed upon for the Company by Neal, Gerber & Eisenberg.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995 and the consolidated financial statements of CenterMark Properties, Inc., an entity in which the Company recently disposed of its ownership interest, as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and the periods from February 12, 1994 through December 31, 1994 and from January 1, 1994 through February 12, 1994 have been incorporated by reference herein from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, and upon the authority of that firm as experts in accounting and auditing. The combined statement of revenues and certain expenses of the Lansing Mall, the Westwood Mall and the Lakeview Mall for the year ended December 31, 1995 have been incorporated by reference herein from the Company's Current Report on Form 8-K/A, as amended, dated February 18, 1997 in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, and upon the authority of that firm as experts in accounting and auditing.

     The statement of revenues and certain expenses of Park Mall for the year ended December 31, 1995 have been incorporated by reference herein from the Company's Current Report on Form 8-K/A, as amended, dated February 18, 1997 in reliance upon the report of Addison, Roberts & Ludwig, P.C., independent auditors, and upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of CenterMark Properties, Inc. for the year ended December 31, 1993, incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm and given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements of GGP/Homart, Inc. as of December 31, 1995 and for the period from December 22, 1995 through December 31, 1995, incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm and given on the authority of such firm as experts in accounting and auditing.

             ======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY BROKER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Available Information.................       2
Incorporation of Certain Documents by
  Reference...........................       2
The Company...........................       4
Use of Proceeds.......................       4
Capital Stock.........................       4
Description of Common Stock...........       4
Description of Units..................       7
Redemption of Units...................       9
Comparison of Ownership of Units and
  Shares of Common Stock..............      13
Certain Federal Income Tax
  Considerations to Holders of Common
  Stock...............................      16
Plan of Distribution..................      20
Legal Matters.........................      20
Experts...............................      20

             ======================================================
             ======================================================
                                 772,936 SHARES

                                 GENERAL GROWTH
                                PROPERTIES, INC.

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS
                              -------------------

                                            , 1997
             ======================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions.

SEC registration fee........................................  $ 7,305
Blue sky fees and expenses..................................      250*
Legal fees and expenses.....................................    5,000*
Accounting fees and expenses................................    2,500*
Miscellaneous (including NYSE listing fees).................    2,945*
                                                              -------
     Total..................................................  $18,000*

-------------------------
* Estimated

     The Company will bear all of the foregoing expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted (a) the provisions of Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), which enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit and (b) the provisions of Section 145 of the DGCL, which provide that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

     The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements, among other things, require the indemnification of the Company's officers and directors to the fullest extent permitted by law, and require that the Company advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Such indemnification agreements also provide for the indemnification and advance of all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and require the Company to cover officers and directors under the Company's directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Certificate and the Bylaws, such agreements provide greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

ITEM 16. EXHIBITS.

 3.1    Amended and Restated Certificate of Incorporation of the
        Company (incorporated by reference to the Company's
        Registration Statement on Form S-11 (No. 33-56640)).
 3.2    Amendment to Amended and Restated Certificate of
        Incorporation of the Company (incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
 3.3 Bylaws of the Company (incorporated by reference to the Company's Registration Statement on Form S-11 (No.
        33-56640)).
 4.1 Specimen certificate representing Common Stock (incorporated by reference to the Company's Registration Statement on Form
        S-11 (File No. 33-56640), filed on April 6, 1993).
 5.1    Opinion of Neal, Gerber & Eisenberg, counsel for the
        Company.
 8.1    Tax Opinion of Neal, Gerber & Eisenberg, counsel for the
        Company.
10.1    Redemption Rights Agreement, dated July 13, 1995
        (incorporated by reference to Exhibit 99.1 to the Company's
        Current Report on Form 8-K dated July 17, 1995).
10.2    Amended and Restated Agreement of Limited Partnership of the
        Operating Partnership (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
        December 31, 1993).
10.3    First Amendment to Amended and Restated Agreement of Limited
        Partnership (incorporated by reference to Exhibit 10(b) to the Company's Annual Report on Form 10-K for the year ended
        December 31, 1995).
10.4    Second Amendment to Amended and Restated Agreement of
        Limited Partnership (incorporated by reference to Exhibit
        10(c) to the Company's Annual Report on Form 10-K for the year ended December 31, 1995).
10.5    Third Amendment to Amended and Restated Agreement of Limited
        Partnership.
10.6    Fourth Amendment to Amended and Restated Agreement of
        Limited Partnership.
10.7    Fifth Amendment to Amended and Restated Agreement of Limited
        Partnership.
10.8    Sixth Amendment to Amended and Restated Agreement of Limited
        Partnership.
10.9    Seventh Amendment to Amended and Restated Agreement of
        Limited Partnership.
10.10   Rights Agreement between the Company and the Limited
        Partners of the Operating Partnership (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).
23.1    Consent of Coopers & Lybrand L.L.P.
23.2    Consent of Deloitte & Touche LLP.
23.3    Consent of Deloitte & Touche LLP.
23.4    Consent of Addison, Roberts & Ludwig, P.C.
23.5 Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1 and Exhibit 8.1).
24.1 Powers of Attorney of certain officers and directors of the Company (included on signature page).

ITEM 17. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 10, 1997.

                                          GENERAL GROWTH PROPERTIES, INC.
                                                    (Registrant)

                                          By:      /s/ MATTHEW BUCKSBAUM

                                            ------------------------------------
                                                     Matthew Bucksbaum
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     We, the undersigned officers and directors of General Growth Properties, Inc., hereby severally constitute Matthew Bucksbaum, Robert Michaels and Bernard Freibaum, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally to do all such things in our name and behalf in such capacities to enable General Growth Properties, Inc. to comply with the applicable provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on March 10, 1997, by the following persons in the capacities indicated:

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                /s/ MATTHEW BUCKSBAUM                  Chairman of the Board, Chief Executive Officer
-----------------------------------------------------  and Director (Principal Executive Officer)
                  Matthew Bucksbaum

                 /s/ ROBERT MICHAELS                   President and Director
-----------------------------------------------------
                   Robert Michaels

                 /s/ JOHN BUCKSBAUM                    Executive Vice President and Director
-----------------------------------------------------
                   John Bucksbaum

                /s/ BERNARD FREIBAUM                   Executive Vice President and Chief Financial
-----------------------------------------------------  Officer (Principal Financial and Accounting
                  Bernard Freibaum                     Officer)

                  /s/ ANTHONY DOWNS                    Director
-----------------------------------------------------
                    Anthony Downs

                   /s/ MORRIS MARK                     Director
-----------------------------------------------------
                     Morris Mark

                      SIGNATURE                                            TITLE
                      ---------                                            -----
                  /s/ BETH STEWART                     Director
-----------------------------------------------------
                    Beth Stewart

                  /s/ A. LORNE WEIL                    Director
-----------------------------------------------------
                    A. Lorne Weil

                                 EXHIBIT INDEX

EXHIBIT                                                                     PAGE
  NO.                              DESCRIPTION                             NUMBER
-------                            -----------                             ------
3.1        Amended and Restated Certificate of Incorporation of the
           Company (incorporated by reference to the Company's
           Registration Statement on Form S-11 (No. 33-56640)).
3.2        Amendment to Amended and Restated Certificate of
           Incorporation of the Company (incorporated by reference to
           Exhibit 3(b) to the Company's Annual Report on Form 10-K for
           the year ended December 31, 1995).
3.3        Bylaws of the Company (incorporated by reference to the
           Company's Registration Statement on Form S-11 (No.
           33-56640)).
4.1        Specimen certificate representing Common Stock (incorporated by reference to the Company's Registration Statement on Form
           S-11 (File No. 33-56640), filed on April 6, 1993).
5.1        Opinion of Neal, Gerber & Eisenberg, counsel for the
           Company.
8.1        Tax Opinion of Neal, Gerber & Eisenberg, counsel for the
           Company.
10.1       Redemption Rights Agreement, dated July 13, 1995
           (incorporated by reference to Exhibit 99.1 to the Company's
           Current Report on Form 8-K dated July 17, 1995).
10.2       Amended and Restated Agreement of Limited Partnership of the
           Operating Partnership (incorporated by reference to the
           Company's Annual Report on Form 10-K for the year ended
           December 31, 1993).
10.3       First Amendment to Amended and Restated Agreement of Limited
           Partnership (incorporated by reference to Exhibit 10(b) to the Company's Annual Report on Form 10-K for the year ended
           December 31, 1995).
10.4       Second Amendment to Amended and Restated Agreement of
           Limited Partnership (incorporated by reference to Exhibit
           10(c) to the Company's Annual Report on Form 10-K for the
           year ended December 31, 1995).
10.5       Third Amendment to Amended and Restated Agreement of Limited
           Partnership.
10.6       Fourth Amendment to Amended and Restated Agreement of
           Limited Partnership.
10.7       Fifth Amendment to Amended and Restated Agreement of Limited
           Partnership.
10.8       Sixth Amendment to Amended and Restated Agreement of Limited
           Partnership.
10.9       Seventh Amendment to Amended and Restated Agreement of
           Limited Partnership.
10.10      Rights Agreement between the Company and the Limited
           Partners of the Operating Partnership (incorporated by
           reference to the Company's Annual Report on Form 10-K for
           the year ended December 31, 1993).
23.1       Consent of Coopers & Lybrand L.L.P.
23.2       Consent of Deloitte & Touche LLP.
23.3       Consent of Deloitte & Touche LLP.
23.4       Consent of Addison, Roberts & Ludwig, P.C.
23.5       Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1 and Exhibit 8.1).
24.1       Powers of Attorney of certain officers and directors of the
           Company (included on signature page).